Exhibit 99.1

SeaBright Holdings, Inc. 1501 4th Avenue Suite 2600 Seattle, WA 98101	Contact: SeaBright Holdings, Inc. Scott H. Maw Senior Vice President and Chief Financial Officer 206-269-8500 investor@sbic.com

SeaBright Holdings Reports Fourth Quarter
and Year End 2010 Results

Seattle, WA – March 1, 2011 – SeaBright Holdings, Inc. (NYSE: SBX) today announced results for the quarter and year ended December 31, 2010.

For the fourth quarter of 2010, the Company recorded net income of $0.9 million or $0.04 per diluted share compared to a net loss of ($1.4) million or ($0.07) per diluted share for the same period in 2009.  Total revenue for the quarter increased 3.0% to $71.0 million versus $69.0 million in the year-earlier period.  For the fourth quarter of 2010, net premiums earned were $63.0 million compared to $62.0 million for the same period in 2009, an increase of 1.6%.  Net realized gains totaled $1.1 million in the fourth quarter of 2010 and primarily resulted from the sale of investment securities in order to realize the remaining portion of the $15.0 million of capital loss carry forwards that existed at December 31, 2009.

For the year ended December 31, 2010, net loss was ($1.6) million or ($0.08) per diluted share compared to net income of $13.5 million or $0.63 per diluted share in the same period in 2009.  Total revenue for the period increased 9.1% to $298.5 million compared to $273.6 million for the same period in 2009.  For the year ended December 31, 2010, net premiums earned were $254.3 million compared to $244.4 million for the comparable period in 2009, an increase of 4.0%.

“Clearly, our results for the fourth quarter and for the full year directly reflect the continuation of a difficult operational environment caused by high levels of unemployment, medical cost inflation, and intensely competitive pricing.  In the fourth quarter we recorded a small increase in reserve levels attributable to California medical costs.  Viewing the entire year, we took prudent action to recognize and manage this challenging environment by implementing innovative changes to our claim model, strengthening loss reserves and seeking price increases, particularly in California, our largest market.  I am pleased to report we are achieving positive traction on rates.  Pricing will be a major focus throughout the coming year.  However, we are seeing soft pricing conditions persist in all of our markets.  This will not deter our dedication to improve our bottom line,” commented John Pasqualetto, SeaBright's Chairman, President and Chief Executive Officer.

The net loss ratio for the fourth quarter of 2010 was 78.9%.  During the fourth quarter of 2010, on a pre-tax basis, the Company recognized an increase of approximately $2 million in prior years’ loss reserve estimates.

Total underwriting expenses for the fourth quarter 2010 were $18.8 million compared to $19.0 million for the same period in 2009. The net underwriting expense ratio for the fourth quarter was 29.8% compared to 30.6% in 2009.

The net combined ratio for the fourth quarter of 2010 was 108.7% compared to 112.4% in 2009.

Net investment income for the fourth quarter of 2010 was $5.7 million compared to $5.9 million in 2009.

The net loss ratio was 87.4% for the year ended December 31, 2010 compared to 70.9% in the same period in 2009.  For the year ended December 31, 2010, on a pre-tax basis, the Company recognized an increase of approximately $32 million, net of reinsurance, in prior years' loss reserve estimates, compared to a reduction of $0.2 million in prior years’ loss reserves recognized in the same period of 2009.

Total underwriting expenses for the year ended December 31, 2010 were $72.2 million compared to $73.0 million in the prior year period and the net underwriting expense ratio was 28.3% compared to 29.8% in the same period in 2009.

For the year ended December 31, 2010, the net combined ratio was 115.7% compared to 100.7% for the same period in 2009.

At December 31, 2010, SeaBright had approximately 1,640 customers.  This represents an increase of roughly 110 customers from a year earlier, all of which was attributable to growth in the Company’s program business, which includes SeaBright’s small maritime and alternative markets divisions. Customer count in the Company’s core business, which includes everything other than program business, was down 17.4% year-over-year. Average premium sizes at December 31, 2010 were approximately $99,000 in the program business and $237,000 in the core business compared to approximately $100,000 in the program business and $233,000 in the core business at December 31, 2009.

At December 31, 2010, the Company had $673.0 million in fixed income securities, of which none were rated below investment grade and 92% were rated A- or above, excluding the impact of secondary insurance on the municipal bond portfolio. As of December 31, 2010, the Company had $113.2 million in insured municipal bonds and $219.2 million in uninsured municipal bonds.

About SeaBright Holdings, Inc.
SeaBright Holdings, Inc. is a holding company whose wholly-owned subsidiary, SeaBright Insurance Company, operates as a specialty underwriter of multi-jurisdictional workers’ compensation insurance.  SeaBright Insurance Company distributes its maritime, alternative dispute resolution and state act products through selected independent insurance brokers and through its wholesale broker affiliate, PointSure Insurance Services, Inc.  PointSure is licensed in 50 states and also offers insurance products from non-affiliated insurers.  Paladin Managed Care Services (formerly Total HealthCare Management, Inc.), another SeaBright Holdings company, provides integrated managed medical care services to help employers control costs associated with on-the-job injuries.  To learn more about SeaBright Holdings, Inc., visit our website at www.sbic.com.

Conference Call
The Company will host a conference call on Tuesday, March 1, 2011 at 4:30 p.m. Eastern Time featuring remarks by John G. Pasqualetto, Chairman, President and Chief Executive Officer of SeaBright Holdings, Richard J. Gergasko, Chief Operating Officer and Scott H. Maw, Senior Vice President and CFO. The conference call will be available via webcast and can be accessed through the Investor Relations section of the Company’s website at http://investor.sbic.com. Please allow extra time prior to the call to visit the site and download any necessary software to listen to the Internet broadcast. The dial-in number for the conference call is 888-211-9994 (domestic) or 913-312-1267 (international), (Passcode: 1530165). Please call at least five minutes before the scheduled start time.

For interested individuals unable to join the conference call, a replay of the call will be available from March 1, 2011 at 7:30 p.m. ET through March 8, 2011, at 888-203-1112 (domestic) or 719-457-0820 (international), (Passcode: 1530165).  The online archive of the webcast will be available on the Company’s website for 30 days following the call.

Cautionary Statement
Some of the statements contained in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expect,” “plan,” “intend,” “anticipate,” “believe,” “estimate,” “predict,” “potential” or “continue,” the negative of these terms or other terminology.  In particular, this press release may contain forward-looking statements about Company expectations with respect to loss reserves and the duration and severity of claims or economic conditions in the United States. Forward-looking statements are based on the opinions and estimates of management at the time the statements are made and are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated in the forward-looking statements. Factors that could affect the Company's actual results include, among others, the fact that our loss reserves are based on estimates and may be inadequate to cover our actual losses; the uncertain effects of emerging claim and coverage issues or economic conditions in the U.S. on our business; the geographic concentration of our business; an inability to obtain or collect on our reinsurance protection; a downgrade in the A.M. Best rating of our insurance subsidiary; the impact of extensive regulation of the insurance industry and legislative and regulatory changes; a failure to realize our investment objectives; the effects of intense competition; the loss of one or more principal employees; the inability to acquire additional capital on favorable terms; a failure of independent insurance brokers to adequately market our products; the loss of our rights to fee income and protective arrangements that were established in connection with the acquisition of our business; and the effects of acts of terrorism or war. More information about these and other factors that potentially could affect our financial results is included in our 2009 Annual Report on Form 10-K, filed with the U.S. Securities and Exchange Commission on March 16, 2010, and in our other public filings filed with the U.S. Securities and Exchange Commission. Readers are cautioned not to place undue reliance upon these forward-looking statements, which speak only as of the date of this release. The Company undertakes no obligation to update any forward-looking statements.

# # #

Set forth in the tables below are unaudited summary results of operations for the three months and year ended December 31, 2010 and 2009 as well as selected balance sheet data as of December 31, 2010 and 2009. The following information is preliminary and unaudited and is subject to change until final results are publicly distributed upon the filing of the Company’s report on Form 10-K.  The Company currently expects to file its audited consolidated financial statements with the U.S. Securities and Exchange Commission as part of its annual report on Form 10-K in a timely fashion on or before March 16, 2011.

SEABRIGHT HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31, 2010	December 31, 2009
	(Unaudited)	(Audited)
	(in thousands, except share and per share amounts)
ASSETS

Fixed income securities available for sale, at fair value	$672,968	$626,608
Cash and cash equivalents	15,958	12,896
Accrued investment income	7,085	6,734
Premiums receivable, net of allowance	15,023	14,477
Deferred premiums	168,842	182,239
Due from reinsurer	4,420	6,707
Reinsurance recoverables	56,746	34,339
Receivable under reserve guarantee	2,965	3,010
Prepaid reinsurance	4,288	6,760
Property and equipment, net	6,277	5,356
Federal income tax recoverable	11,749	4,774
Deferred income taxes, net	23,458	21,861
Deferred policy acquisition costs, net	25,574	25,537
Intangible assets, net	1,330	1,431
Goodwill	2,794	4,321
Other assets	7,085	7,811
Total assets	$1,026,562	$964,861

LIABILITIES AND STOCKHOLDERS’ EQUITY

Liabilities:
Unpaid loss and loss adjustment expense	$440,919	$351,890
Unearned premiums	155,786	175,766
Reinsurance funds withheld and balances payable	6,739	7,312
Premiums payable	8,645	4,786
Accrued expenses and other liabilities	51,456	53,634
Surplus notes	12,000	12,000
Total liabilities	675,545	605,388

Commitments and contingencies

Stockholders’ equity:
Common stock, $0.01 par value; 75,000,000 shares authorized; issued and outstanding – 22,025,450 shares at December 31, 2010 and 21,675,786 shares at December 31, 2009	220	217
Paid-in capital	209,941	205,079
Accumulated other comprehensive income	5,591	12,927
Retained earnings	135,265	141,250
Total stockholders’ equity	351,017	359,473
Total liabilities and stockholders’ equity	$1,026,562	$964,861

SEABRIGHT HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
 (Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2010	2009	2010	2009
	(dollars in thousands, except income per share amounts)
Revenue: (1)
Premiums earned	$62,967	$61,967	$254,326	$244,427
Claims service income	214	229	889	1,011
Other service income	39	60	161	207
Net investment income	5,701	5,946	23,466	23,132
Other-than-temporary impairment losses:
Total other-than-temporary impairment losses	–	–	–	(258)
Less portion of losses recognized in accumulated other comprehensive income	–	–	–	–
Net impairment losses recognized in earnings	–	–	–	(258)
Other net realized gains (losses) recognized in earnings	1,138	(388)	15,425	(171)
Other income	949	1,138	4,253	5,284
	71,008	68,952	298,520	273,632
Losses and expenses:
Loss and loss adjustment expenses	49,924	50,897	223,050	174,324
Underwriting, acquisition and insurance expenses	18,789	19,005	72,245	73,044
Interest expense	132	133	528	599
Goodwill impairment	–	–	1,527	–
Other expenses	1,935	2,319	7,509	9,079
	70,780	72,354	304,859	257,046
Income (loss) before taxes	228	(3,402)	(6,339)	16,586

Income tax expense (benefit)	(704)	(1,982)	(4,756)	3,051
Net income (loss)	$932	$(1,420)	$(1,583)	$13,535

Basic earnings (loss) per share	$0.04	$(0.07)	$(0.08)	$0.65
Diluted earnings (loss) per share	$0.04	$(0.07)	$(0.08)	$0.63

Weighted average basic shares outstanding	20,919,033	20,736,168	20,867,720	20,702,572
Weighted average diluted shares outstanding	21,573,599	20,736,168	20,867,720	21,515,153

Net loss ratio (2)	78.9%	81.8%	87.4%	70.9%
Net underwriting expense ratio (3)	29.8%	30.6%	28.3%	29.8%
Net combined ratio (4)	108.7%	112.4%	115.7%	100.7%

(1) Gross and net premiums written for the periods indicated were as follows:

	Three Months Ended December 31,		Year Ended December 31,
	2010	2009	2010	2009
	(in thousands)
Gross premiums written	$72,670	$80,355	$264,323	$290,002
Net premiums written	62,389	73,025	240,214	262,768

(2) The net loss ratio is calculated by dividing loss and loss adjustment expenses for the period less claims service income by the net premiums earned for the period.

(3)	The net underwriting expense ratio is calculated by dividing underwriting, acquisition and insurance expenses for the period less other service income by the net premiums earned for the period.

(4) The net combined ratio is the sum of the net loss ratio and the net underwriting expense ratio.